PEOPLES HERITAGE BANK
                                      NOTE

$480,000                                                May 6, 1998

   FOR VALUE RECEIVED, the undersigned Maker promises to pay to the order of PEOPLES HERITAGE BANK the principal sum of Four Hundred Eighty Thousand Dollars ($480,000) (or so much thereof as may be advanced from time to time) together with interest thereon:

   . for the initial five (5) year portion of the term hereof at a fixed interest rate of Eight and One-Half Percent (8.5%) per annum; AND THEREAFTER

   . at a fixed rate of interest equal to the Lender's cost, as of the date five (5) years from the date hereof, of borrowing funds from the Federal Home Loan Bank, plus Three Percent (3%) per annum.

   Equal consecutive monthly payments of principal and interest in the amount of Four Thousand Seven Hundred Sixty-One Dollars and Sixty-Nine Cents ($4,761.69) each, shall be payable, commencing on June 6, 1998 and continuing on the same day of each month thereafter until May 6, 2008 ("Maturity Date"), when all Amounts Owing Hereunder shall be due and payable in full. Lender reserves the right to adjust the amount of the monthly principal and interest payments, at the time of the interest rate adjustment, to reflect the change in interest rate, if any, and to generally preserve a hypothetical fifteen (15) year amortization schedule commencing on the date hereof, provided, however, that this shall not be deemed to extend the Maturity Date.

   DEFINITIONS. As used herein the following terms shall have the meanings assigned:

   a. "Amounts Owing Hereunder" shall mean the entire outstanding principal balance of this Note; all accrued, unpaid interest; and all charges and expenses payable by the Maker to Lender under the Loan Documents, including, without limitation, all unpaid Prepayment Fees, Late Payment Fees and Default Interest, if any.

   b. "Lender" shall mean PEOPLES HERITAGE BANK, its successors and assigns, including any subsequent holder hereof.

   c. "Loan Document(s)" shall mean this Note, any other debt instrument of the Maker held by Lender, and all other agreements, documents or writings evidencing, governing or securing the indebtedness and obligations of the Maker to Lender, including, without limitation, all guaranties and security therefor.

   d.   "Maker" shall mean IMMUCELL CORPORATION, a Delaware corporation.

   e. "Parties Liable Herefor" shall mean the Maker and any guarantor, indorser, accommodation party or other surety hereafter arising. All undertakings and obligations of Parties Liable Herefor shall be joint and several.

   PREPAYMENT PREMIUM. All unscheduled partial or full prepayments of principal hereunder are subject to the obligation of all Parties Liable Herefor to pay to the holder hereof a prepayment premium in the amount of Five Percent (5%) of the principal amount prepaid during the first year of the term hereof, Four Percent (4%) of the principal amount prepaid during the second year of the term hereof, Three Percent (3%) of the principal amount prepaid during the third year of the term hereof, Two Percent (2%) of the principal amount prepaid during the remainder of the term hereof. All prepayment premiums hereunder shall be due and payable to Lender in all cases of prepayment, whether voluntary or involuntary, including, without limitation, any prepayment arising in connection with the refinancing of this Note whether by Lender or any other party, and whether or not the result of default or acceleration, or collection or enforcement activities of Lender. The Maker hereby acknowledges and agrees that the prepayment premium is neither a penalty nor a form of liquidated damages, but is rather a negotiated element of the borrowing contract entered into herein by the Maker, as a necessary inducement to Lender to make the loan evidenced by this Note. NOTWITHSTANDING THE FOREGOING, no prepayment premium shall be payable as a result of prepayment in connection with a bona fide, arm's-length sale, to an unrelated party, of premises of the Maker at 56 Evergreen Drive, Portland, Maine.

   LATE PAYMENT FEE. If any agreed payment is not received within fifteen (15) days of when due, then all Parties Liable Herefor shall be liable to Lender for a late payment fee of Six Percent (6.0%) of the total amount of such delinquent payment, to be assessed at the option of Lender at any time while any balance remains outstanding hereunder.

   DEFAULT INTEREST RATE. Lender shall have the right to charge interest on the unpaid principal balance hereof at an interest rate Three Percent (3%) per annum in excess of the rate of interest otherwise payable as provided herein, for any period during which any Party Liable Herefor shall be in default under any material provision of any Loan Document. In the event of default followed by collection and enforcement activity by Lender, the Default Interest Rate shall accrue and be payable until actual payment and satisfaction of all Amounts Owing Hereunder.

   360-DAY YEAR. All interest hereunder shall be computed on the basis of the actual number of days elapsed over a 360-day year.

   All payments due hereunder shall be payable to PEOPLES HERITAGE BANK at any of its offices, or to such other parties or addresses as Lender may from time to time designate in writing. After the date of this Note, if future advances are made to the Maker under this Note, such advances shall be added to the principal balance due hereunder, shall bear interest as provided in this Note, and shall be governed by all of the terms of this Note.

   This Note and any extensions, renewals, refinances hereof and substitutions herefor shall be deemed to be secured by the terms of any mortgages or other security documents now held by, or in the future to be granted to, Lender, whether from the Maker or any other Party Liable Herefor, and whether or not such security is described below. Lender shall have the right, without notice, to reduce to possession and to set-off against any and all obligations and liabilities of the Maker any account, deposit or other property of the Maker coming into Lender's possession, or any other claim of the Maker against Lender.

   This Note and all Amounts Owing Hereunder shall become immediately due and payable, without notice or demand, if a default be made in the obligation to make any required payment of principal and/or interest which continues for fifteen (15) days beyond its due date. This Note and all Amounts Owing Hereunder shall also become due and payable, subject to a fifteen (15) day written notice and cure period, if default be made in the performance of any other obligation referred to in this Note or in any Loan Document or upon the occurrence of any of the following to or by any Party Liable Herefor: death; dissolution; complete or partial liquidation; transfer of a sufficient amount of voting stock such that control is transferred (if any such party is a corporation); transfer of a controlling interest (if any such party is a partnership or limited liability company); suspension of business; termination of existence; insolvency; the appointment of or taking possession by a receiver, trustee, assignee, bailee, creditor, or other custodian of substantially all property; commencement of any kind of insolvency, dissolution or bankruptcy proceeding; attachment, trustee process, lien, levy or similar action (collectively a "Lien") against any sums credited by or due from Lender to any such parties; the transfer of substantial assets to third parties out of the ordinary course of business; default in the Maker's obligations to Lender or to any other institutional lender on any debt instrument or documentation governing or securing such debt instrument; or if Lender in good faith deems itself insecure because the prospect of repayment, or the value of any collateral, or the priority of any of the Loan Documents is impaired. Notwithstanding the foregoing there shall be a sixty (60) day grace period for any Party Liable Herefor to obtain dismissal of an involuntary bankruptcy or insolvency proceeding, and a thirty (30) day grace period for any Party Liable Herefor to obtain dismissal of any Lien, by bond or otherwise, provided that Lender shall have the right during such grace periods to take all actions and enforce all rights and remedies which Lender deems necessary or convenient to protect its interests. Any notice required hereunder shall be effective on mailing, by first class mail postage prepaid, to Maker at Maker's last known address.

   All Parties Liable Herefor acknowledge and agree that Lender may sell or transfer any or all of the Loan Documents, with or without consideration, to a purchaser, whether in a recognized commercial loan secondary market or otherwise, and thereupon all obligations of Lender to the Parties Liable Herefor, if any, shall cease.

   Delay or failure on the part of Lender in exercising any rights hereunder shall not operate as a waiver of these or any other rights under this Note. After the due date, or acceleration or demand of all Amounts Owing Hereunder, the acceptance by Lender of any payment representing less than the total balance of all Amounts Owing Hereunder shall not constitute a waiver or relinquishment of Lender's right to full and immediate payment of all remaining Amounts Owing Hereunder.

   All Parties Liable Herefor agree to pay, upon demand, all expenses of any nature, whenever incurred, whether incurred in or out of court, including but not limited to reasonable attorney's fees and costs, which Lender may deem necessary or proper in connection with the collection or satisfaction of the indebtedness, or the administration, supervision, preservation, protection or realization of the Loan Documents or any collateral. Lender is authorized, but not required, to pay at any time and from time to time any or all of such expenses, add the amount of such payment to the amount of the principal indebtedness hereunder and charge interest thereon at the rate specified herein.

   All Parties Liable Herefor hereby waive demand, presentment, notice of dishonor and protest. This Note shall take effect as if under seal. This Note evidences a loan for business and/or commercial purposes.

   All Parties Liable Herefor assent to its terms and consent to any and all modifications, extensions or indulgences, to any substitution, exchange or release of collateral and/or to the addition or release of any other party or person primarily or secondarily liable, all without notice, and generally defer all suretyship rights and defenses while any sums remain outstanding hereunder. Each Party Liable Herefor waives all rights of exoneration against any other Party Liable Herefor, and defers all rights of reimbursement, contribution, and subrogation against any other Party Liable Herefor, while any sums remain outstanding hereunder.

   All Parties Liable Herefor submit to the jurisdiction of the courts of the State of Maine and of the United States of America located within the State of Maine, in connection with any suit or proceeding arising hereunder or under any Loan Document.

   This Note is secured by a Mortgage on premises at 56 Evergreen Drive, Portland (Lot #3, Evergreen Industrial Park), and by an assignment of leases and a security interest in fixtures and equipment related to the premises.


WITNESS:                                IMMUCELL CORPORATION

/S/ DANIEL P. THORNTON             By: /S/ MICHAEL F. BRIGHAM
                                   Michael F. Brigham, Chief Financial
                                   Officer and Treasurer